Exhibit 99.1

AgFeed Industries Reports Record 2nd Quarter Financial Results, Raises Earnings Guidance and Growth Outlook for the Second Half of 2008

•	Adjusted Earnings Per Share of $0.27, Increased 350% From Q2 in 2007, GAAP Earnings Per Share of $0.12
•	Adjusted Net Income of $8.6 million, Increased 619% From Q2 in 2007, GAAP Net Income of $3.9 Million
•	Income From Operations of $8.8 Million, an Increase of 619% from Q2 in 2007
•	Record Revenue of $35.64 Million, Increased 417% From Q2 in 2007
•	Strong Operating Efficiency More Than Offset Moderate Rise in Commodity Prices
•	Anticipates Record Earnings in the 2nd Half of 2008 in Our Two Strongest Quarters
•	Raises 2008 Guidance, Improves Hog Genetics, Targets 1 Million Hog Sales in 2009
•	Expects China’s Hog Shortage to Continue, Anticipates Declining Overall Raw Materials Costs in the 2nd Half of 2008
•	A Strong Balance Sheet, Expects to Acquire No Less than 4 Additional Producing Hog Farms in the 2nd Half of 2008
•	Strategic Discussions with Leading Global Agricultural Companies

NEW YORK, NY--(MARKET WIRE)—August 11, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced record financial results for the quarter ended June 30, 2008.

AgFeed generated record sales and earnings across the board with expanded profit margins in an anticipated favorable agricultural market environment in China. China’s corn prices have stayed relatively flat due to the country’s abundant domestic corn production, coupled with government restrictions on corn exports and ethanol production. Our increased operating efficiency more than offset moderate price increases in other commodity products used in our feed.

Record 2nd Quarter Revenue

•	Revenue of $35.64 million, increased 417% from the 2nd quarter in 2007
•
Revenue from premix feed sales was $12.22 million, compared to $6.89 million in the second quarter of 2007, an increase of 77%, exceeded our 25% annual premix sales growth target as guided in early 2008. AgFeed expects our current growth momentum in premix feed sales to continue through the remainder of 2008.

•
The increase in our premix feed sales was due to significantly expanded independently owned exclusive AgFeed retail chain store sales (now more than 800 stores), broadened commercial hog farm direct sales channels, and two increases in the price of our premix feed products. Expanding customer recognition of the quality “AgFeed” brand name products continues to stimulate our revenue growth.

•
Our revenue from hog sales reached $23.4 million, due to successful integration of our recently acquired producing hog farms. AgFeed sold more than 90,000 hogs during the quarter. All of our acquired hog farms are immediately accretive to our current year earnings.

Record 2nd Quarter Earnings

•	Adjusted net income of $8.6 million, increased 485%; or $0.27 per share, an increase of 350% from unadjusted net income for Q2 in 2007

•
Adjusted net income excludes one time, non-operational, non-cash charges of $4,631,832, primarily related to investor conversion of $13.7 million of the $19 million, 3 year convertible note offering completed in March 2008. The remainder of this convertible note is $5.3 million as of June 30, 2008.

•
Details of the one time, non-operational, non-cash charges are as follows: a) Amortization of the convertible note related warrant issuance, warrant beneficial conversion feature related charges and placement agent commissions paid to the placement agent amounted to a total of $4,312,559; and b) Currency translation loss of $319,273 related to the conversion of our US dollars into Chinese RMB during the quarter when USD depreciated against the RMB.

•	US GAAP based earnings after deduction of the above one time, non-operational, non-cash charges are $3.92 million, or $0.12 per share.

2nd Quarter Earnings by Segments - Premix Feed and Hog Production

•
Premix feed related income from operations of $1.74 million, compared to $1.46 million in the corresponding quarter of 2007. Results reflected 14% net income margins and were in line with our expectations.

•
Strong premix feed earnings performance was driven by efficient cost management, increased economies of scale on raw material purchases, and long term annual supply agreements entered in early 2008 for key raw materials.

•	Hog sales related income from operations reached $6.71 million, above our expectations.

Management Comments on the 2nd Quarter Results

“Our record 2nd quarter financial results reflected the beginning of AgFeed’s successful large scale commercial hog production and management execution of our growth plan. Synergistic benefits from our two prospering business segments continue to drive greater cost benefits and stronger operating efficiency. AgFeed has direct access to the wealthiest pork consumer markets in China and captures some of the highest hog selling prices. We anticipate continued rapid expansion in these key consumer regions and expect to deliver strong financial results in our 3rd and 4th quarters.” Songyan Li, Ph.D., AgFeed’s Chairman commented.

Advantages of Our Market and Geographical Locations

We operate in a favorable market environment. China has the world’s largest and most profitable markets for hog production with approximately 600 million hogs produced annually. More than 1.2 billion Chinese consume pork as their primary source of meat. 65% of all meat consumed in China is pork. Chinese consumers consume more pork each year than the rest of the world combined. Hog production in China is exempt from all taxes.

We are geographically positioned to capture the most favorable segment of this market. Our hogs are sold in some of the wealthiest regions in China - Shanghai and Guangdong - where some of the highest hog prices in China are captured due to the large local population and its high income levels as well as deep pork consuming cultures. Historically, hog prices in our target markets have been approximately 5.5% higher than China’s national average prices.

Our hog farms are strategically located to effectively access this market. Our hog farms are in Shanghai, Guangdong, Guangxi, Jiangxi, Fujian and Hainan provinces, neighboring provinces to our consumer markets. These geographic locations represent more than 67% of China’s total annual hog production. AgFeed is a market leader in these regions which we serve.

Feed cost efficiency advantage: Our four feed manufacturing plants are located in the same regions as our hog farms, permitting significant cost savings on raw material purchases from which greater economies of scale are realized, thanks to our integrated feed to hog production model.

Commodity Prices Relevant to Our Business

•	Corn represents about 70% of our total feed components. Corn costs in China have been relatively flat this year. We anticipate relatively flat corn prices throughout 2008.
•
Our increased economies of scale on raw material purchases resulted in approximately 4.8% price discount on our overall raw materials input costs, compared to market prices, which more than offset moderate price increases in certain raw materials. As a result, during the quarter, increases in the price of non-corn related raw materials increased our cost of hog production by less than $4 per hog (110 kilograms in weight) and had no material impact on our income margins. AgFeed does not anticipate raw material cost fluctuations to affect our projected 2008 financial results.

•
AgFeed currently experiences favorable declining market prices for raw materials costs including soybean meal and other feed ingredients. AgFeed anticipates flat and declining raw materials costs overall for the 2nd half of 2008.

•	AgFeed expects to benefit from greater operating efficiency in both feed and hog production during the 2nd half.

Efficient Hog Farm Management Process

•	AgFeed retains the existing operational staff upon acquisition of a hog farm and compares each farm’s personnel performance against pre-determined corporate operating efficiency standards.
•
AgFeed applies centralized accounting/internal control systems, centralized raw material purchases, centralized disease prevention and bio security response team, and centralized sales/marketing to further maximize operating efficiency.

•	The above management process was successfully implemented during the 2nd quarter and will continue to be applied to our current and future hog farm operations.

Raises Growth Outlook for the 2nd Half of 2008

In our business, the second half of each year traditionally represents our two strongest quarters. The first quarter of each year is seasonally the weakest due to Chinese New Year and other cyclical variables. The second quarter ranks the second weakest in a year. Based on sow population growth of our existing producing hog farms and market channel development, we anticipate strong growth in sales and earnings for the second half of this year. We do not expect normal hog price fluctuations to materially impact the Company’s anticipated income projections.

Guidance on Additional Hog Farm Acquisitions

AgFeed is in discussions to acquire multiple producing hog farms. If these acquisitions are completed, we anticipate they will be immediately accretive to 2008 earnings. With a strong balance sheet and anticipated strong cash flow, we estimate that AgFeed will acquire no less than 4 additional producing hog farms during the 2nd half of 2008. Our growth model for 2009 will continue to be both organic growth and strategic hog farm acquisitions.

2008 Net Income Margin Guidance by Segments

•	Hog production: AgFeed expects to maintain approximately 25% in net income margins. Hog production in China is exempt from all taxes
•	Premix feed sales: AgFeed expects to maintain between 13% and 16% in net income margins.

Raises Year 2008 Sales and Earnings Guidance

We raise our 2008 revenue guidance to between $145 million and $155 million and adjusted net earnings per share (EPS) to be between $1.08 and $1.20 per share. This range is dependent upon the anticipated closing of additional, already identified potential hog farm acquisition targets. We expect hog production to contribute 65 to 70% of our total revenue, with the remaining coming from premix feed sales.

Implementation of a Superior Hog Genetics Program Could Reduce Production Cost Further

AgFeed intends to implement a superior hog genetics program beginning in the remainder of this year to further reduce our hog production costs. We believe a quality hog genetics program utilizing the right hog types can drastically reduce our hog production cost by up to $35 per hog from our current cost levels, similar to the current US commercial hog production efficiency standards. AgFeed is in strategic discussions with several leading global hog genetics company in these efforts.

Target 1 Million Market Hogs in 2009

Our target is to produce and sell 1 million hogs in 2009, which would represent approximately 0.16% of China’s 600 million annual hog production. This target, if achieved, would generate approximately $250 million in revenues (based on the current market prices) from hog sales. We anticipate growth in our overall hog production as we expand our sow population. We currently have approximately 30,000 sows. Each sow produces approximately 20 pigs in a year. We expect our total sow population to reach around 55,000 by year end 2008.

China’s Hog Prices Are Not Directly Linked to the World’s Agricultural Commodity Prices

More than 75% of China’s total live hog production is dominated by highly fragmented “backyard” individual peasant farmers. Many of them raise less than 10 hogs per year using home grown corn or soybean. These farmers simply do not buy corn or soy meal from the markets. Hog prices are influenced by hog spot market conditions, location of hog supply, local consumer behavior/income levels, local population growth and the availability of hog supply on a specific day at a specific market. Due to our large overall hog production size and large raw materials purchasing power, AgFeed not only enjoys lower raw materials feed costs but also has increasingly become the leading price indicator in a local hog market which we serve. AgFeed benefits from our expanding pricing dictating abilities.

Management Comments on AgFeed’s Overall Business and Strategic Position in China

Dr. Li, AgFeed’s Chairman, commented: ”AgFeed management has a realistic understanding of our business through the last 13 years of our successful corporate history. We have highly skilled founders/managers who are industry experts in feed and hog production. We believe the pork consuming Chinese population of approximately 1.2 billion people will continue to demand fresh pork on a daily basis. Additionally, it is our belief that China’s rapid urbanization, the potentially new boost to the Chinese economy from the Beijing Olympics, and the drastic reduction in backyard hog production output have created hog shortages throughout China and are presenting AgFeed with historical “land grabbing” growth opportunities for AgFeed going forward. We expect to have an expanding business for years to come. We are focused on execution and delivering superb financial results for our shareholders.”

Dr. Li continued: “On the strategic front, AgFeed is a ready platform for entering China’s vast and highly profitable integrated hog/pork markets. We believe AgFeed is currently the only hog supply source in China capable of delivering more than half a million quality raised hogs annually on a contract basis. Without a stable live hog supply, down stream businesses - including chilled pork or hog slaughter segments - face unpredictable “cost of goods sold” - live hogs. They also have to accept meat quality risks since not all hogs are produced with high quality feed ingredients and high animal health standards that are comparable to ours. Poorly raised hogs could put consumer health at great risk and jeopardize one’s well established brand name. AgFeed is open to a variety of options in our ongoing strategic discussions with several leading global players.”

Shareholder Communications and Investor Q&A Posted on Our Website

AgFeed’s management, led by Company Chairman Dr. Songyan Li, is available to visit with investors either in person or by conference calls. AgFeed plans to actively participate in several investor conferences and presentations beginning in September 2008. Meanwhile, AgFeed addressed some common questions from our shareholders in an extensive Q&A which is available on our website at: http://www.agfeedinc.com/library/QA.pdf

Q…. Why are we recently observing, in certain areas, up or downtrend prices for live hogs? How do they impact your financial projections?

The current market trend in hog price movements as observed in certain areas are totally expected and we believe these are temporary events driven by several factors: A) The recent Sichuan earthquake caused severe road damages which forced certain hog farmers to sell hogs at all costs since outsourced feed supply and transportation were impossible. The situation is improving; B) Since late last year, China has imported, at prices much higher than Chinese domestically produced pork, certain foreign produced frozen pork to ensure Beijing Olympics’ pork supply to athletes and foreign visitors. Beijing and other Olympic cities also adopted strict traffic controls which restrict non-local vehicles and hog supply from entering the Beijing market, one of the largest in China. Neighboring hog producing provinces such as HeNan have to dump their hogs on other markets for little profits or suffer losses. Once their dumping is done after the Olympics, hog supply continues to be in shortage. Imported foreign pork has no real consumer markets in China and we do not believe China will continue to import large quantity of foreign frozen pork; C) Seasonally, consumer demand for any type of meat drops slightly during the summer months of late July/early August. For a large commercial producer such as AgFeed, we anticipated these market conditions and are confident about maintaining our guided profit margins. We consider such hog price movement the “normal course of our business”. Our net margins are strong enough and our continuously improving efficiencies derive significant savings in our cost of production. AgFeed also has another unique advantage: we have access to a large number of producing commercial hog farms as potential acquisition targets. We can easily acquire a few more revenue producing hog farms if we feel the need to expand our net income potentials further since all of our acquisitions are immediately accretive to earnings.

Q….Does AgFeed plan to continue with both premix feed and hog production businesses?

Yes. We believe we have two highly complementary businesses. We have in-depth knowledge about efficient feed applications in hog production which greatly benefits our feed to meat conversion ratio since we are a leading agricultural knowledge based premix feed company. Our expanding feed market presence introduces many new hog farm contacts that are turned into potential acquisition targets. There are great synergies and not conflict between our two profitable and rapidly growing business segments. China’s hog market is simply too large to create any channel conflicts between our feed business and those of our hog farms.

Q….How are live hogs sold in China for a commercial hog producer?

Hog marketing in China is a “seller’s market”. Wholesale buyers come to our hog farms daily and we sell to the highest bidder. There is no marketing cost or account receivable. If we refuse to sell our hogs at a certain price in certain circumstances, sometimes the painful alternative for a buyer is to go into villages and collects hogs one by one from individual farmers. Due to our significant hog supply, we are typically the leading price indicator in a region and command the highest hog prices. Live hogs are sold by weight measured in kilograms. We sell our hogs at FOB (freight on board) hog farm and collect full cash payment at the point of sale.

Q….Does AgFeed anticipate any changes in post Olympic demand for pork?

No. We believe pork consumption is driven by personal income growth and population growth. We do not believe the Beijing Olympic Games, which is mainly held in one city, has much to do with China’s 5,000 year meat preference towards pork. Pork is the preferred meat of choice for the Chinese. There are currently approximately 1.2 billion pork consumers in China. Rising incomes and rapid urbanization allow more people to afford consuming more meat. The Chinese population enjoys pork no matter what economic cycles the world is in.

Q…. How can you predict rising hog production and hog revenues at your farms?

The total number of sows (producing female hogs) determines a farm’s hog production level since each sow produces about 20 pigs per year. As long as other factors such as disease control, efficient management etc are implemented properly, hog production is predictable and is like an “auto-pilot” under skilled management. On a daily basis, we know our hog sales numbers. If we introduce a more superior hog genetic type, a sow can produce as many as 26 piglets in a year which could increase our hog production efficiency and reduce costs even further.

Q….Is AgFeed interested in expanding into hog slaughter or chilled meat packing business - the integrated model as seen in the US market?

No, not at the current stage of China’s hog/pork industry. At this time, the other businesses have much lower net income margins than hog production. When hog prices go up, their margins get squeezed since retail consumers do not immediately accept their higher pork prices and chill meat has short shelf life which leads to greater losses as meat goes bad if not sold. When hog prices go down, the price for chilled pork goes down also and margins are squeezed again. Many local markets in China experience shortage in electricity which makes hog slaughtering or chilled refrigeration difficult and expensive. The vast majority of Chinese consumers are not ready for more expensive and packaged chilled pork. The Chinese culturally use daily slaughtered fresh pork for daily cooking - stir fried dishes. Over 90% of all pork sold in China today at the retail level is off unpackaged, fresh and daily slaughtered hog carcass from which a customer makes his own pork selection. Consumers do not distinguish meat quality by the brand name of chilled pork. On the margin side, there are already tens of thousands of hog slaughter houses and meat packers in China that struggle to survive due to their low margins. There is also nothing new in the so called “recent government issued new regulations” that promote licensed slaughter houses. The fact is that every hog in China, by law, must be slaughtered and inspected by certified meat processors. Such regulation has existed in China for decades. Their financial performance can be highly volatile due to their inability to control hog input costs and they deal with highly competitive and price sensitive consumer markets. If China’s hog/pork markets evolve into an integrated model similar to the one in the US, perhaps decades from now, AgFeed will take a closer look. It took more than 40 years in the US to see integration of hog production and chilled meat retail markets, and the US only represents 1/6 of China’s total hog production size and 20% of China’s population which is dominated by peasant farmers.

Q…. What are some of the barriers to entry for successful hog production in China?

Maintaining a high level of health standard/bio security is always a top priority for commercial hog production worldwide. Feed to meat conversion ratio is an important measurement for hog production cost efficiency. Management experience and capital strength are two crucial elements of success. AgFeed has developed a world class internal service group consisting of veterinarians, genetics and production experts.

Q…. Has the government put any price controls on hog prices?

No. On the contrary, the government provides grants to producers like us to encourage hog production. Due to the fragmented nature of China’s hog supply and hog shortage, hog prices in China are totally market driven. In addition, there are many hog varieties in China. The government can not set one pricing for all live hog prices since dramatic differences in costs and hog types exist in hog production across China.

Q…. Are you concerned about frozen pork export to China which could lower your hog prices?

Not at all. Frozen pork typically goes to hotels and restaurants in China since retail shoppers are largely turned off by pork that is not from daily slaughtered hogs because frozen pork is culturally considered “not fresh”. Even global chain stores such as Wal-Mart in China sell their pork in the Chinese way - daily slaughtered, unpackaged fresh pork. In addition, imported pork is about 30% to 50% higher in prices on the retail level than locally produced pork. According to the Chinese Ministry of Commerce’s website, China imports frozen pork only under “extreme circumstances” (such as the Beijing Olympic Games which uses imported frozen pork to serve the athletes and hotel guests) and are “short term”. We believe this is indeed the case. Culturally, there is no broad market acceptance for imported frozen pork in the Chinese marketplace.

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of August 11, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission. AgFeed believes that the "adjusted net income," and "adjusted earnings per share" information contained in this press release, when taken in conjunction with reported results, provide useful a measure of financial performance since they eliminate the impact of certain non-recurring, non-cash charges and provide investors with the same information used by management to evaluate performance. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies, a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is set forth below:

Contact Information:
U.S. Contact:
Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Summer Xie
Corporate Communications
AgFeed Industries, Inc.
Tel: 011-86-13767051503
Email: info@agfeedinc.com

AgFeed Industries, Inc.
Reconciliation of Non-GAAP Income

	Three	Six
	Months	Months
	Ended	Ended
	June 30,	June 30,
	2008	2008

Net income as reported	$3,921,513	$4,840,410
Interest and financing costs related to the conversion of convertible debentures	4,312,559	4,639,201
Foreign exchange transaction loss	319,273	543,746
Adjusted non-GAAP income	$8,553,345	$10,023,357

Earnings per share:
As reported	$0.12	$0.16
Non-GAAP	$0.27	$0.33

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,267,717	$7,696,209
Accounts receivable, net of allowance for doubtful accounts of $235,702 and $191,497	8,322,615	6,107,491
Advances to suppliers	1,206,924	442,851
Other receivable	688,185	459,034
Due from former stockholders	320,799	-
Inventory	17,834,531	2,728,160
Prepaid expense	818,299	644,183
Debt issue costs	423,808	-
Other current assets	491,144	-
Total current assets	61,374,022	18,077,928
PROPERTY AND EQUIPMENT, net	17,526,028	3,930,715
CONSTRUCTION-IN-PROCESS	4,272,102	221,819
INTANGIBLE ASSETS	40,639,331	839,802
OTHER ASSETS	1,629,286	-
TOTAL ASSETS	$125,440,769	$23,070,264
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,644,225	$1,458,010
Other payables	3,972,003	705,150
Unearned revenue	72,975	99,848
Accrued expenses	438,385	18,223
Accrued payroll	340,877	168,560
Short term loans	-	1,110,413
Tax and welfare payable	135,415	9,534
Interest payable	296,033	-
Acquisitons payable	12,630,425	-
Total current liabilities	21,530,338	3,569,738
CONVERTIBLE NOTES, net of debt discount of $997,362 and $0	4,302,638	-
TOTAL LIABILITIES	25,832,976	3,569,738
MINORITY INTEREST	1,354,069	-
STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; 75,000,000 shares authorized; 33,143,326 and 27,026,756 shares issued and outstanding	33,143	27,027
Additional paid-in capital	81,212,239	10,094,095
Other comprehensive income	3,569,035	780,907
Statutory reserve	1,601,048	752,225
Retained earnings	11,838,259	7,846,272
Total stockholders' equity	98,253,724	19,500,526
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$125,440,769	$23,070,264

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenue	$35,635,327	$6,891,153	$47,782,411	$11,869,448
Cost of Revenue	24,600,502	4,881,227	33,314,625	8,316,316
Gross profit	11,034,825	2,009,926	14,467,786	3,553,132
Operating expenses
Selling expenses	873,580	529,625	1,627,202	873,016
General and administrative expenses	1,389,088	259,777	2,343,309	481,701
Total operating expenses	2,262,668	789,402	3,970,511	1,354,717
Income from operations	8,772,157	1,220,524	10,497,275	2,198,415
Non-operating income (expense):
Other income (expense)	(10,999)	1,652	(25,570)	10,722
Interest income	76,060	44,023	126,235	54,190
Interest and financing costs	(4,312,559)	(20,956)	(4,639,201)	(63,605)
Foreign currency transaction loss	(319,273)	-	(543,746)	-
Total non-operating income (expense)	(4,566,771)	24,719	(5,082,282)	1,307
Income before minority interest and provision for income taxes	4,205,386	1,245,243	5,414,993	2,199,722
Minority Interest in Subsidiaries	(167,047)	-	(361,094)	-
Income before provision for income taxes	4,038,339	1,245,243	5,053,899	2,199,722
Provision (benefit) for income taxes	116,826	(215,759)	213,089	(40,461)
Net income	$3,921,513	$1,461,002	$4,840,810	$2,240,183
Other comprehensive income
Foreign currency translation gain	1,776,427	92,277	2,788,128	143,183
Comprehensive Income	$5,697,940	$1,553,279	$7,628,938	$2,383,366
Weighted average shares outstanding :
Basic	32,054,366	25,935,813	29,928,503	25,144,526
Diluted	32,404,339	25,959,272	30,233,681	25,144,526
Earnings per share:
Basic	$0.12	$0.06	$0.16	$0.09
Diluted	$0.12	$0.06	$0.16	$0.09